Exhibit 99.1

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CCG Investor Relations	Excelligence Learning Corporation
15300 Ventura Boulevard, Suite 303	2 Lower Ragsdale Drive, Suite 200
Sherman Oaks, CA 91403	Monterey, CA 93940
(818) 789-0100	(831) 333-2000
Crocker Coulson, President	Vikas Arora, VP & General Counsel
crocker.coulson@ccgir.com	varora@excelligencemail.com

FOR IMMEDIATE RELEASE

Excelligence Learning Corporation Announces

Conference Call to Discuss Third Quarter 2004 Results

MONTEREY, Calif., October 29, 2004 — Excelligence Learning Corporation (NasdaqSC: LRNS), a leader in developing, manufacturing and distributing educational products to the early childhood and elementary school markets, announced today that it will host a conference call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) on Monday, November 8, 2004 to discuss third quarter 2004 results.

Joining Ron Elliott, Chief Executive Officer of Excelligence, will be Diane Kayser, Chief Financial Officer. The Company plans to distribute its earnings announcement that same day at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time).

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 356-3926. International callers should dial (706) 679-5291. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on Monday, November 8 at 3:00 p.m. Pacific Time, through Friday, November 12 at 9:00 p.m. Pacific Time. To access the replay dial (800) 642-1687 and enter the conference ID number 1705119.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties on Excelligence’s website at www.excelligencelearning.com. To listen to the live call, please go to Excelligence’s website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Excelligence’s website for 90 days.

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators, and parents by providing quality educational products and programs for children from infancy to 12 years of age. With proprietary product offerings and a multi-channel distribution strategy, the Company helps to further children’s education and to reinforce the connection between children’s learning at school and at home. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels to early childhood professionals and parents. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. These products are then resold as a fundraising device for the benefit of a particular school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.

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